Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the registration statements on Forms S-3 (Nos. 333-2246, 333-41494, 333-76137, 333-117146 and 333-141431) pertaining to the registration of common stock and Forms S-8 (Nos. 333-123842, 333-149579 and 333-171566) pertaining to the PHC, Inc. 2003 Stock Purchase and Option Plan, the PHC, Inc. 2004 Non-employee Director Stock Option Plan, the PHC, Inc. 2005 Employee Stock Purchase Plan, the PHC, Inc. 2003 Stock Purchase and Option Plan Amended December 16, 2010, and the PHC, Inc. 2004 Non-employee Director Stock Option Plan Amended December 16, 2010, of our report dated June 24, 2011, relating to the consolidated financial statements of HHC Delaware, Inc. and Subsidiary, which appears in the Form 8-K of PHC, Inc. filed July 8, 2011.

/s/ Ernst & Young LLP

Nashville, Tennessee
July 6, 2011